Filed Pursuant to Rule 424B3

Securities Act File No. 333-269567

Investment Company Act File No. 811-23407

Minimum Offering of 1,500,000 Shares

Maximum Offering of 100,000,000 Shares

YIELDSTREET ALTERNATIVE INCOME FUND INC.

Supplement No. 3 dated March 18, 2025

to

Prospectus dated April 29, 2024 (as amended and restated as of July 1, 2024)

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of Yieldstreet Alternative Income Fund Inc. (the “Company”) dated April 29, 2024, as amended or supplemented to date (the “Prospectus”), and should be read together with the Prospectus and the Company’s Statement of Additional Information, dated April 29, 2024, as amended or supplemented to date (the “SAI”).

You should carefully consider the “Risk Factors” beginning on page 30 of the Prospectus before you decide to invest.

Portfolio Management

The section “Portfolio Managers of the Sub-Adviser” on page 108 of the Company’s Prospectus is hereby deleted and replaced with the following:

Portfolio Managers of the Sub-Adviser

Savvas Charalambous, CFA. Mr. Charalambous joined Prytania as a senior investment analyst in June 2022. Previously, Savvas was an investment analyst at Altum Capital Management for six years, covering the structured credit market. Mr. Charalambous holds a BSc in Mathematics from King's College London and an MSc in Quantitative Finance from Bocconi University. He holds the Chartered Financial Analyst (CFA) designation.

The last row of the table following the “Other Accounts Managed by Our Portfolio Managers” heading on page 109 of the Prospectus is hereby deleted and replaced with the following:

	Number of Accounts	Assets of Accounts	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in millions)
Savvas Charalambous (1)
Other Pooled Investment Vehicles	2	$82 million	—	—
Other Accounts	2	10	—	—
Registered Investment Companies	1	32	—	—

[1]	As of December 31, 2024

The last row of the table following the “Securities Ownership of Our Portfolio Managers’ heading on page 110 of the Prospectus is hereby deleted and replaced with the following:

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Savvas Charalambous(3)	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	Dollar ranges are as follows: None, $1–$10,000, $10,001–$50,000, $50,001–$100,000, $100,001 $500,000, $500,001–$1,000,000 or Over $1,000,000.
(3)	As of December 31, 2024.

All references to John Kouretas as a Portfolio Manager to the Company are removed and replaced with Savvas Charalambous in the Prospectus.

Please retain this supplement for future reference.